Exhibit 10.21

LICENSE AGREEMENT

Midasplayer

28/10 2011

This License agreement (later the “Agreement”) has been entered into on this date, the 25th of October 2011 by and between Joshsthlm AB, reg. no 556655-2948, Gävlegatan 12B, 113 30 Stockholm, Sweden (later the “JOSH”) and Midasplayer AB, reg. no. 556653-2064, St. Eriksg. 113, 113 43 Stockholm, Sweden (later the “Midasplayer”, which expression shall include its successors and assignees, as well as subsidiaries and/or affiliated companies).

Later the JOSH and Midasplayer are also jointly referred to as the “Parties” and solely as a “Party”.

1 INTRODUCTION

JOSH owns and develops interactive platform software (the interactive platform software including any and all parts, software, plug–ins, modules or similar is here-forth referred to as “XCAP”) provided under this Agreement.

This agreement provides a license that enables Midasplayer to offer the functionality of XCAP on all web properties owed to a minimum of 51% by Midasplayer.

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the parties agree as follows:

2 RIGHTS

2.1 FULL SERVICE LICENSE

JOSH hereby grants to Midasplayer and Midasplayer accepts from JOSH, subject to the terms and conditions set out hereafter, a non-exclusive, non-assignable Full Service License for the duration of the Term to use XCAP to the extent specified in this Agreement. For the avoidance of doubt, the license apples only to Midasplayer’s own use of XCAP and Midasplayer is not entitled to sell or market XCAP to third parties, such as Midasplayer’s customers or consumers in general, unless such sale or offering is expressly permitted by JOSH.

2.2 XCAP VERSION AND UPDATES

This agreement shall apply to version 2.7 of XCAP and shall include all future versions of XCAP during the Term.

2.3 INSTALLATION

Installation of XCAP shall be made by JOSH.

Upgrades cannot be scheduled according to specific requests from Midasplayer. JOSH will however in concordance with Midasplayer release updated versions of the software as well as, if applicable, future changes in structure and functionalities.

3 TERM AND TERMINATION

3.1 TERM

This Agreement shall, with regard to the Full Service License, remain in force for an initial period of twelve (12) months, (the “Term”) from the date of signing this Agreement, and shall thereafter continue on a current basis, subject to 3 months notice from either party.

3.2 TERMINATION

Each party shall have the right to terminate this Agreement immediately upon written notice in the event that the other party becomes insolvent, files for any form of bankruptcy, makes any assignment for the benefit of creditors, has a receiver, administrative receiver or officer appointed over the whole or a substantial part of the assets (other than for the purpose of solvent amalgamation), or ceases to conduct business.

Each party shall have the right to terminate this Agreement if the other party is in material breach of its obligations hereunder and fails to remedy such breach (if capable of remedy) within thirty (30) days from the written notice by the other party, which notice shall specify the breach in reasonable detail.

Upon termination according to the Clause 3.2 and according to

Clause 3.1 above, Midasplayer will immediately cease using XCAP and shall promptly and without further delay destroy and all copies of XCAP.

Within thirty (30) days of termination, each party will return or destroy all Confidential Information of the other party in its possession and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or regulatory requirements.

4 FEES

4.1 LICENSE FEE

The Variable License Fee shall be based on the average number of monthly Unique Visitors to the service URL where XAP is used. It shall be calculated on a monthly basis starting on the date of signing this Agreement with interval as long as the contract is valid.

Max Unique Visitors	Monthly Fee (SEK)
25,000	2,000
50,000	4,000
100,000	8,000
200,000	16,000
300,000	24,000
400,000	32,000
500,000	40,000
600,000	48,000
700,000	56,000

When reaching 700,000 Unique Visitors the price goes over to a fixed monthly fee at a maximum of 56,000 SEK with unlimited number of Unique Visitors. The number of Unique Visitors is audited using Google Analytics. Midasplayer shall inform JOSH about any changes to the Statistics or additional services where XCAP is being used that will affect the License Fee.

All the above mentioned fees are exclusive of VAT.

In the event that the Term of this Agreement has exceeded three (3) years from the date the Agreement entered into force, the Parties, if deemed equitable, shall have the right to re-negotiate the License Fees.

4.2 PAYMENT

The License Fees shall be paid against invoice on a quarterly basis with interval as long as the contract is valid.

All invoices are due to 30 day net. If Midasplayer is overdue on any payment due under this Agreement, Midasplayer shall pay interest on the overdue amount at an annual rate of eight percent (8%). If Midasplayer is overdue on any payment due under this Agreement for more than sixty (60) days from receiving the invoice, JOSH shall have the right to discontinue the services specified herein without further notice until all overdue invoices are paid.

5 SUPPORT

5.1 TECHNICAL SUPPORT

JOSH shall, within the frame of the applicable License Fee according to Clause 4.1 above, provide technical support to

Midasplayer. Support, which covers questions from the Midasplayer’s representative or technical contact to JOSH, will be available on working days during normal business hours. Support requests are to be made by phone and/or e-mail and only in matters concerning XCAP. JOSH shall respond to the support request at the latest during the next working day.

JOSH will provide technical support on a monthly basis within the hour limits specified below. Unused support hours are voided at the end of the month, and may not be transferred to the next period.

Min Unique Visitors	Support hours per month
300,000	1
400,000	2
500,000	3
600,000	4
700,000	5

5.2 ADDITION TECHNICAL SUPPORT

Additional technical support exceeding the time limits specified above will be provided at an hourly fee of 950 SEK (exclusive of VAT).

5.3 DOCUMENTATION

JOSH shall provide Midasplayer with all the relevant documentation with regard to use of XCAP.

5.4 END USER SUPPORT

Midasplayer is entitled at its own discretion to provide unprompted first line support to its own customers/users.

6 DELIVERY

JOSH provided that all reasonable support from Midasplayer is given to JOSH, will deliver a complete installation of XCAP with four (4) weeks following the date of signing this Agreement.

7 SERVICES & OBLIGATIONS

7.1 MAINTENANCE

JOSH shall, at its own discretion and/or when needed by Midasplayer, provide maintenance of all Services/Modules ordered by Midasplayer and supplied by JOSH.

7.2 ERROR CORRECTION

JOSH shall, provided that the License Fees have been duly paid by Midasplayer, provide maintenance with regard to all emerged errors, defects etc. pertaining to XCAP for as long as the Agreement stays in force.

JOSH undertakes to correct all errors and defects in a professional manner and in accordance with what is customary in the software industry. Bug fixes and correction of errors that do not affect the functionality of XCAP shall be made without undue delay. Should such bugs be of significant importance to the overall usage of XCAP, error correction of such flaws shall be made immediately.

8 MISCELLANEOUS

8.1 OWNERSHIP

Midasplayer acknowledges that, as between Midasplayer and JOSH, JOSH owns all right, title and interest in any and all software, systems and interfaces provided to Midasplayer under this Agreement. JOSH shall retain all intellectual property rights, title and interest in and to XCAP and in connection with XCAP, its services and content etc, as well as in the JOSH’s trademarks.

Midasplayer retains the ownership to any and all information with regard to, including but not limited to, its customers and/or business partners (“Midasplayer Information”) that, if any,

Midasplayer provides JOSH with or such Midasplayer Information is administered through XCAP. JOSH is entitled to use Midasplayer Information only to the extent absolutely necessary for performing its duties under this Agreement.

JOSH acknowledges and agrees that this Agreement does not establish JOSH any rights to any trademark, trade name, logo type, copyright or other intellectual property right belonging to Midasplayer, unless otherwise agreed between the Parties.

Notwithstanding the above, in respect of content created or generated on the Sites by Midasplayer by means of XCAP, Midasplayer shall have title, copyright and other intellectual property rights, if any, to such content.

8.2 WARRANTIES

The Parties represent and warrant each other as follows and acknowledge that the other Party is relying on such representations and warranties as a precondition for entering into this Agreement.

JOSH represents and warrants that it has all necessary corporate power and authority to enter into and perform this Agreement, and to license the produce to Midasplayer, and that such license does not conflict with or infringe any rights of any third party (including, without limitation, any copyrights, patent rights or trade secrets), or any agreement to which JOSH is bound or the product is subject.

The Parties further represent and warrant they have and will throughout the Term continue to hold and comply with all permits and/or licenses required to carry out their respective businesses and that they will comply with the applicable laws and regulations, including but not limited to in respect of providing XCAP pursuant to this Agreement.

8.3 LIMITATION

Unless otherwise provided herein, there are no warranties, representations or conditions, express or implied, written or oral, arising by statute, operation of law or otherwise, regarding the performance of this Agreement and the Parties disclaim any implied warranty or condition of merchantable quality, merchantability, durability or fitness for a particular purpose.

Each Party understands and agrees that it will be solely responsible for the financial and legal consequences resulting from both its assertion of any representations or provisions of any warranties to Midasplayer or end users, in connection with XCAP, that exceed the mutually agreed scope of the Parties responsibilities for such representations and warranties.

8.4 SITE CONTENT

JOSH reserves the right, after having consulted the matter with Midasplayer, to deny Midasplayer the use of XCAP on any of the Sites in case they contain explicit material or other content that can be considered explicit, offensive or otherwise improper provided, furthermore, that such content is prohibited by law, or can otherwise be detrimental to JOSH, as determined by JOSH at its reasonable and well-founded discretion. Midasplayer shall bear any and all costs, if any, incurred by JOSH pertaining to the removal of XCAP and/or its components form the Sites.

8.5 INFINGEMENT, DEFENSE AND SETTLEMENT

JOSH shall indemnify and hold Midasplayer harmless for all damages, costs, charges, losses, liabilities and expenses incurred by Midasplayer arising from or incurred by reason of any third party claim or suit alleging that the use or possession of any intellectual property or XCAP supplied by JOSH infringes any intellectual property rights belonging to a third party. Furthermore, JOSH agrees to be responsible for any reasonable costs (including reasonable attorneys’ fees) involved and pay any damages finally awarded against Midasplayer in any such claim.

8.6 LIMITATION OF LIABILITY

Unless otherwise stated in this Agreement, neither Party shall be liable for any incidental, indirect, special or consequential damages or any damages whatsoever resulting from loss of use, data or profits, arising out of or relating to this Agreement.

Neither Party shall bear liability over any third parties’ misuse or infringement of the other Party’s intellectual property in relation to this Agreement if the Party in question has engaged in measures that can be deemed reasonably precautionary to protect the other Party’s intellectual property.

No limitations shall apply, in case the losses and/or damages are caused by a party’s willful misconduct or gross negligence or is based on infringement of any third party’s intellectual property rights, on the breach of the duty of confidentiality pursuant to Clause 8.11, or on a breach of any representations or warranties made herein.

8.7 AGGREGATE LIABILITY

The aggregate liability of either Party for any loss arising out of or relating to this Agreement whether for negligence, breach of contract, misrepresentation or otherwise, shall in respect of a single occurrence or a series of occurrences in no circumstances exceed the amount equal to the payments made by Midasplayer to JOSH under this Agreement during the twelve (12) month period preceding the date when the claim in question arose.

8.8 ACTION TO PROTECT

Each Party shall promptly report to the other any actual or suspected violation of the terms of this Agreement, and shall take all reasonable action to prevent, control and/or remedy such violation.

8.9 NO PARTNERSHIP

Nothing in this Agreement shall be construed as constituting a partnership or joint venture between the Parties nor as rendering either Party as the agent of the other. Neither Party shall enter into, incur liabilities or present itself to third parties as having the authority to enter into or incur any contractual obligations, expenses or liabilities on behalf of the other Party.

8.10 CONFIDENTIALITY

All information that has been disclosed, in writing or otherwise, as confidential by the disclosing Party (regardless of its form, manifestation or how it has come to be known to the other Party) concerning either Party to this Agreement, including without limitation the source code for the Parties’ respective software, technology, data, business, financial affairs, and operations, is hereby deemed, for purposes of this Clause 8.10, to be confidential and proprietary to each respective Party (later referred to as “Confidential Information”).

Confidential information shall not include information on part of which the receiving Party can establish before a court of competent jurisdiction: (i) was in the possession of the receiving Party at the time of disclosure; (ii) prior to or after the time of disclosure becomes part of the public domain without the act or omissions of the Party to whom it was disclosed; (iii) is disclosed to the receiving Party by a third party under no legal obligation to maintain the confidentiality of such information; or (iv) was independently developed by the receiving Party.

All Confidential Information shall be treated as strictly confidential by the receiving Party and its employees, contractors, and agents, who on a solely need to know basis receive such Confidential Information, and shall not be disclosed to any third parties by the receiving Party without the disclosing Party’s prior written consent. However, the receiving Party may disclose Confidential Information in accordance with judicial or other governmental order, provided that the receiving Party gives the disclosing Party a reasonable notice prior to such disclosure and complies with all applicable protective order or equivalent.

Midasplayer may disclose Confidential Information also in connection with a corporate transaction or competitive bidding related to this Agreement, assuming that the recipients of the information are committed to confidentiality relating to Confidential Information.

This Clause 8.10 shall survive the termination of this Agreement and shall remain in full force and effect thereafter.

8.11 TREATMENT OF CONFIDENTIAL INFORMATION.

Neither Party shall in any way duplicate any part of the other Party’s Confidential Information, unless otherwise expressly stipulated in this Agreement. Each Party shall enter into an appropriate agreement with each of its employees, contractors and agents having access to the other Party’s Confidential Information sufficient to enable that party to comply with confidentiality obligations similar to this Agreement. Each Party agrees to protect the other’s Confidential Information with a fiduciary duty and shall adopt and/or maintain procedures to protect Confidential Information commensurate with such duty.

8.12 ASSIGNMENT

The Parties shall not have the right to assign this Agreement or any part thereof or their rights, duties or obligations thereunder without the other Party’s prior written consent.

8.13 ENTIRE AGREEMENT

This Agreement together with its appendices constitutes the entire agreement between the Parties on all issues, relating to the Agreement. Unless specifically provided for herein, all prior agreements, communications and understandings between the Parties with respect to such subject matter are superseded by this Agreement.

8.14 NO VARIATION

No agreement or other understandings varying or extending the foregoing rights and obligations will be binding on either Party unless made in writing and signed by authorized representatives of both Parties.

8.15 TAXES

Each Party shall, in connection with its performance of and benefits accrued from this Agreement, bear the sole expense of all applicable duties and foreign, federal, state, county, local income taxes, value added taxes and other related taxes and amounts.

8.16 NOTICES

Any notice required or contemplated by this Agreement to be given by either Party shall be deemed to be duly delivered and effective when made via e-mail to the addresses mentioned in Clause 7.3 above, unless otherwise specifically stated herein.

8.17 GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement and any and all extensions and/or modifications thereof shall be governed by and construed in accordance with the laws of Sweden, excluding its choice of law provisions.

All disputes, claims, or controversies arising out of or in connection with this Agreement shall be referred to the District Court of Stockholm.

This Agreement has been drawn up and duly executed in two (2) copies of which the Parties have taken one each.

On behalf of JOSH	On behalf of Midasplayer

October 28, 2011	October 28, 2011

Date	Date

[Illegible]	[Illegible]

Place	Place

/s/ Andreas Ströberg	[Illegible]

Andreas Ströberg